Exhibit 21.1

List of Subsidiaries of Gogo Inc.

Name of Subsidiary	Jurisdiction of Organization	Ownership Percentage

AC BidCo LLC	Delaware	100%
Gogo BA UK LTD	United Kingdom	100%
Gogo Business Aviation LLC	Delaware	100%
Gogo Connectivity Ltd.	Canada	100%
Gogo Finance Co. Inc.	Delaware	100%
Gogo Inflight Connectivity Company	Kingdom of Saudi Arabia	100%
Gogo Intermediate Holdings LLC	Delaware	100%
Gogo International Holdco LTD	United Kingdom	100%
Gogo US International Holdco LLC	Delaware	100%

Gogo Direct Holdings LLC	Delaware	100%
Gogo Aerocommunications Mexico S. de R.L. de C.V.	Mexico	100%
Gogo Denmark ApS	Denmark	100%
ndtHost, LLC	Delaware	100%
Satcom Direct Government, LLC	Delaware	100%
Satcom Direct, LLC	Delaware	100%
Satcom Direct Holding Company, LLC	Delaware	100%
Comsat, Inc.	Delaware	100%
Stewart Ratcliff Aviation Services, Inc.	Ohio	100%
Satcom Direct Avionics, Inc.	Ohio	100%
Satcom Direct Avionics, ULC	Canada	100%
Satcom Direct International, Limited	United Kingdom	100%
Satcom Direct Switzerland, GmbH	Switzerland	100%
Satcom Direct Pte. Ltd.	Singapore	100%
Satcom Direct – Australia Pty. Ltd.	Australia	100%
Satcom Direct Capacidada Satelital Ltda	Brazil	100%
Satcom Direct Comunicações Ltda	Brazil	100%